Exhibit 10.1
                                                       SILGAN HOLDINGS INC.



Anthony J. Allott                                      4 Landmark Square
President and Chief Executive Officer                  Suite 400
                                                       Stamford, CT  06901





October 1, 2007


Mr. Adam J. Greenlee
3N446 Laura Ingalls Wilder Road
St. Charles, IL 60175

Dear Adam:

     This letter sets forth the terms of your employment with Silgan Holdings Inc. ("Silgan") and replaces in its entirety any other employment agreement you may have with Silgan or any of its subsidiaries.

     You will be employed on a full-time at will basis by Silgan, serving as its Executive Vice President, Operations and reporting to the Chief Executive Officer of Silgan. Additionally, you will serve as an officer of subsidiaries of Silgan as directed.

     While you are employed by Silgan, as compensation for your services, Silgan will pay you a salary at an annual rate of $400,000. Your salary shall be payable to you in accordance with the prevailing payroll practices (including the withholding of taxes) of Silgan. Your annual salary shall be subject to increase at the discretion of the Compensation Committee of the Board of Directors of Silgan.

     While you are employed by Silgan, you shall also be eligible to receive an annual bonus for each year (pro rated for 2007), payable in the following year in accordance with Silgan's practices (including the withholding of taxes), in an amount up to a maximum of thirty percent (30%) of your salary paid for that year. Your bonus for any year shall be payable to you on the same basis that an annual bonus is payable to the Chief Executive Officer of Silgan for such year under the Silgan Holdings Inc. Senior Executive Performance Plan. For 2007, a bonus in an amount equal to the applicable maximum amount is payable to the Chief Executive Officer of Silgan under and based on such plan if Silgan achieves EBITDA (as defined in such plan) of at least the amount of EBITDA of Silgan for 2006. It is acknowledged that you remain eligible to receive an annual bonus for 2007 (pro rated to the date hereof) under the applicable bonus plan of Silgan White Cap Americas LLC that you had participated in prior to the date hereof, all in accordance with and pursuant to such bonus plan.

     During your employment with Silgan, you will be entitled to (i) receive health and welfare benefits that are made available generally to employees of Silgan, with the full cost for such benefits to be borne by you, and (ii) to participate in the 401(K) savings plan that other employees of Silgan participate in, subject to the rules and policies thereof, except that you will not be entitled to any matching contributions in respect of

Mr. Adam J. Greenlee                                             October 1, 2007



your contributions to such 401(K) savings plan. You will also be entitled to paid vacation in accordance with the policies of Silgan. Additionally, with respect to your relocation to join Silgan you shall be entitled to receive relocation benefits in accordance with the relocation policy of Silgan Containers Corporation applicable for its officers, as well as a settling in allowance of up to $150,000.

     Other than as set forth above, you shall not be entitled to participate in any other benefit plans of, or receive any other benefits from, Silgan or any of its subsidiaries, including, without limitation, under any pension plan, except that you shall be entitled to also participate in and receive benefits under any stock option, restricted stock or other stock based compensation plan in which other officers of Silgan participates. You agree to execute such waivers and other documents that Silgan shall require to acknowledge that you are not entitled to participate in any such other benefits plans of, or receive any such other benefits from, Silgan or any of its subsidiaries, including, without limitation, under any pension plan. For your information, the Compensation Committee of the Board of Directors of Silgan has approved the grant to you in 2008 of 10,000 restricted stock units under the Silgan Holdings Inc. 2004 Stock Incentive Plan, subject to the attainment by Silgan of certain performance criteria, which restricted stock units will vest ratably over a five year period beginning one year from the date of grant and will carry with them the right to dividend equivalents (all as provided in the Silgan Holdings Inc. 2004 Stock Incentive Plan and the applicable restricted stock unit agreement therefor).

     In the event that your employment with Silgan is terminated without cause by Silgan, you will be entitled to receive a lump sum severance payment in an amount equal to the sum of (i) your annual salary at such time plus (ii) your annual bonus, calculated at thirty percent (30%) of your annual salary at such time, as further provided in the Officer Agreement between Silgan and you dated the date hereof.

     Please acknowledge your agreement with the foregoing by signing a copy of this letter below.

                                       Very truly yours,

                                       SILGAN HOLDINGS INC.


                                       By: /s/ Anthony J. Allott
                                           -------------------------------------
                                           Anthony J. Allott
                                           President and Chief Executive Officer


Acknowledged and agreed:


/s/ Adam J. Greenlee
-------------------------
Adam J. Greenlee